FOR FURTHER INFORMATION:
Financial Relations Board
Leslie Loyet
875 North Michigan Avenue
Suite 2348
Chicago, IL 60611
(312) 640-6672

Specialty Underwriters’ Alliance, Inc.
Scott Goodreau
222 South Riverside Plaza
Chicago, IL 60606
(888) 782-4672

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 3, 2006

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
FIRST QUARTER 2006 RESULTS

CHICAGO – May 3, 2006 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) “SUA” today reported a net loss of $0.2 million, or $0.01 per share, for the three months ended March 31, 2006. Courtney Smith, president and chief executive officer stated, “We are pleased with our first quarter results. We have essentially reached break even operating results and are poised for future profitability. These results demonstrate that our model is working.”

Total revenues for the three months were $24.4 million, comprised of earned insurance premiums of $23.3 million and investment income of $1.1 million. Gross written premiums for the three months ended March 31, 2006 were $30.8 million.

For the three months ended March 31, 2005, the first quarter of the company’s operations, SUA reported a net loss of $4.5 million, or $0.31 per share. Total revenues were $1.3 million, comprised of earned insurance premiums of $0.5 million and investment income of $0.8 million. Gross written premiums for the three months ended March 31, 2005, were $8.5 million.

For the first quarter of 2006, premium by Partner Agent was as follows: Risk Transfer Holdings, Inc. (RTH) $18.3 million; American Team Managers (ATM) $7.2 million; AEON Insurance Group, Inc. (AEON) $3.5 million; and Appalachian Underwriters, Inc. (AUI) $1.8 million. As was expected, Specialty Risk Solutions, LLC (SRS) and American Patriot Insurance Agency, Inc. (API) did not write any business in the first quarter.

For the three months ended March 31, 2006, total expenses were $24.5 million, $14.0 million of losses and loss adjustment expenses and $10.5 million of acquisition costs and general administrative and operating expenses. During the first quarter, general administrative expenses totaled $4.6 million, which included the following major categories of expense: $1.4 million of salaries and benefit costs (excluding $1.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.1 million of professional and consulting fees, $0.4 million of depreciation and amortization and $1.7 million of other expenses. Also included in other expenses for the first time was compensation expense of $0.3 million associated with SUA’s stock option program. This represents a change in the company’s accounting policies through the adoption of FAS No. 123 (revised 2004), “Share-Based Payment,” whereby compensation expense is recognized for stock options. The company did not incur any service company expenses during the period since it terminated its service company contract effective December 31, 2005.

For the three months ended March 31, 2005, total expenses were $5.8 million, $0.5 million of losses and loss adjustment expenses and $5.3 million of acquisition costs and general administrative and operating expenses. During the first quarter, general administrative expenses totaled $5.2 million, of which $2.2 million was service company fees with Syndicated Services Company, Inc. (SSC). Other major categories of expense included $1.1 million of salaries and benefit costs (excluding $0.4 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.6 million of professional and consulting fees, $0.5 million of depreciation and amortization and $0.8 million of other expenses.

As of March 31, 2006, the company reported total investments of $121.3 million, total assets of $295.1 million, total liabilities of $193.7 million and shareholders’ equity of $101.4 million. Book value per share was $6.71 and tangible book value per share was $6.00. As of March 31, 2005, total investments were $97.3 million, total assets were $220.4 million, total liabilities were $107.0 million, and shareholders’ equity was $113.4 million. Book value per share was $7.70 and tangible book value per share was $6.97.

Increasing and Diversifying Premium Income
Smith noted, “Our written premium continues to build quarter over quarter and should be further enhanced by future renewals. Our first quarter 2006 business was approximately 68 percent workers’ compensation and we are working to produce a balanced book of business by line and by state.

We are expanding customer classes with our existing agents. We will now be offering through ATM a specialized local to intermediate trucking for general liability, commercial auto and garage coverages in California with potential for expansion to other states. We are also working to add Partner Agents to increase our premiums. We continue to move forward with the due diligence process with a potential Partner Agent writing general liability and commercial auto for artisan contractors in the western region. We will be diligent and sign contracts only with Partner Agents whose business fits within our model.”

Improving Loss Ratio
“For the quarter ended, our net loss and loss adjustment expense ratio was 60.2 percent. This represents our adherence to conservative pricing and underwriting. As our mix of business becomes more balanced and our growth continues, we should see further improvements,” Smith stated.

Controlling Expense
“Our expenses have been reduced due primarily to the termination of our contract with SSC at the end of 2005. We are pleased with the reduction in expenses associated with the transition. We remain committed to operating efficiently and increasing staff only as our business volume requires.”

Partner Agents

Risk Transfer Holdings, Inc. (RTH)
SUA’s Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. SUA is conducting business with RTH in California, Florida, Georgia, Alabama, South Carolina, Texas, Illinois, and Michigan. RTH produced total premiums of $18.3 million for the three months ended March 31, 2006, as compared to $5.3 million for the three months ended March 31, 2005.

Smith stated, “This past quarter was the biggest to date for RTH despite not renewing one of our larger accounts due to pricing considerations. RTH continues to be our largest producer and we are optimistic they will meet expectations for the year.”

American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. Premium was $7.2 million for the three months ended March 31, 2006, as compared to $1.7 million for the three months ended March 31, 2005.

Smith noted, “We have recently agreed to offer specialized local and intermediate trucking in California through ATM. ATM will provide commercial auto, general liability and garage coverages through a dedicated retail agent with principals who have an average of over thirty years experience in this industry. This new program provides an opportunity for us to continue building our relationship with ATM as they have proven to be a valuable Partner Agent. It will also help further our goal of balancing our book of business. This customer class has an existing book of business of approximately $10 million, which we will expect to transition as it comes up for renewal. We are excited about this opportunity as there are approximately 4,500 trucking enterprises in this region and we intend to begin writing this business during the second quarter.”

AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in commercial auto, general liability and inland marine for tow trucks and repossession segments, produced written premiums of $3.5 million for the three months ended March 31, 2006, as compared to $1.5 million for the three months ended March 31, 2005. Smith stated, “We continue to work with AEON to ensure that our goals are reached for 2006.”

Specialty Risk Solutions, LLC (SRS)
SRS specializes in providing general liability to the public entity segment including schools, municipalities and special districts. SRS became a Partner Agent in May 2005 and did not write any business in the first quarter of 2006. Smith noted, “SRS was not expected to write any business in the first quarter. SRS selectively targets a limited number of accounts that are attractively priced and that will most likely occur in the second and third quarters.”

Appalachian Underwriters, Inc. (AUI)
AUI specializes in providing general liability and commercial auto to small artisan and general contractors business such as carpentry, electricians, and interior decorators, as well as suppliers to the construction industry such as drywall suppliers. AUI has expanded its offering from 12 to 14 midwest and southeast states. In the first full quarter of operations, AUI produced $1.8 million for the three months ended March 31, 2006.

“AUI is off to a great start and is in line with expectations for the year,” Smith stated.

American Patriot Insurance Agency, Inc. (API)
API, SUA’s newest Partner Agent, was signed in January of this year and specializes in general liability and commercial auto for small to medium roofing contractors and markets directly and through retail brokers. API has not yet produced premium.

Smith stated, “API represents a significant market opportunity as they leverage their existing relationships in the roofing industry. We expect API to begin producing business in the second quarter.”

Potential New Partner Agent
SUA continues discussions with a potential Partner Agent writing general liability and commercial auto for artisan contractors in the western region. Smith noted, “We’re moving forward with this potential agent and, if the results of our due diligence process are positive, we expect to sign them up in the near future.”

Smith concluded, “We are essentially at break even operating results. Our written and earned premium is increasing and our renewals have begun. Our loss ratios are solid and should improve as our mix of business improves. Our expenses have declined as expected and we will continue to monitor costs. We look forward to fully and prudently deploying our capital this year and achieving profitability.”

Conference Call Details
SUA will host a conference call on Thursday, May 4 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss first quarter results. Interested parties may access a live webcast by going to SUA’s website at www.suainsurance.com, clicking on “Investor Relations,” and clicking on “Live Webcast” or by calling (866) 277-1182.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employee organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Summary Financial Data
(in millions, except for per share data)

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2005
Results of operations
Gross written premiums	$30.8	$8.5

Earned premiums	$23.3	$0.5
Net investment income	1.1	0.8

Total revenues	24.4	1.3

Net loss and loss adjustment expense	14.0	0.5
Amortization of deferred acquisition costs	5.9	0.1
Service company fees	0.0	2.2
Other operating expenses	4.6	3.0

Total expenses	24.5	5.8

Federal Income Tax Expense	0.1	—

Net income (loss)	$(0.2)	$(4.5)

Key ratios
Net loss and loss adjustment expense ratio	60.2%	100.0%
Ratio of amortization of deferred acquisition expense to earned premium	25.6%	21.3%
Ratio of all other expenses to gross written premium	14.9%	61.3%
Net income(loss) per share
Basic and diluted	$(0.01)	$(0.31)
Average common shares outstanding (basic and diluted)	15.0	14.7
Financial condition
Investments	$121.3	$97.3
Total assets	$295.1	$220.4
Loss and loss adjustment expense reserves*	$113.6	$95.8
Unearned insurance premiums	$62.7	$8.0
Other liabilities	$17.4	$3.2
Shareholders’ equity	$101.4	$113.4
Book value data
Shares outstanding	15.1	14.7
Book value per share	$6.71	$7.70
Tangible book value per share	$6.00	$6.97

* Represents $81.2 million and $95.5 million as of March 31, 2006 and March 31, 2005, respectively, of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
(in millions, except percentages)

	Gross Written Premium by State as a
	Percentage of Total Gross Written Premium
	For the Quarter	For the Year
	Ended	Ended
State	March 31, 2006	December 31, 2005
California	33.8%	39.4%
Florida	31.8%	42.6%
Other States	34.4%	18.0%

Total	100.0%	100.0%

	Gross Written Premium by Line of Business as a Percentage of Total Gross Written Premium
	For the Quarter	For the Year
	Ended	Ended
Line of business	March 31, 2006	December 31, 2005
Workers’ compensation	68.0%	68.8%
Commercial automobile	10.7%	10.4%
General liability	20.0%	11.8%
All other	1.3%	9.0%

Total	100.0%	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.